PROSPECTUS SUPPLEMENT
(To prospectus dated August 14, 2000)

                                 $125,000,000

[WRIT Logo]         Washington Real Estate Investment Trust

                          Medium-Term Notes, Series B
                  Due Nine Months or More From Date of Issue

                                --------------

   . We will offer notes from        . The notes may bear
     time to time and specify          interest at fixed or
     the terms and conditions          floating rates, or may
     of each issue of notes            bear no interest at all.
     in a pricing supplement.          If the notes bear
                                       interest at a floating
   . The notes will be                 rate, the floating rate
     unsecured debt                    may be based on one or
     securities of Washington          more indices or
     Real Estate Investment            formulas.
     Trust, or WRIT.
                                     . We will specify whether
   . The notes will have               the notes can be
     stated maturities of              redeemed or repaid
     nine months or more from          before their stated
     the date they are                 maturity and whether
     originally issued.                they are subject to
                                       mandatory redemption,
   . We will pay amounts due           redemption at the option
     on the notes in U.S.              of WRIT or repayment at
     dollars or any other              the option of the holder
     currency described in             of the notes.
     the applicable pricing
     supplement.


     Investing in the notes involves risks. See "Risk Factors" beginning on page S-3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                --------------

                          Public
                         Offering   Agents' Discounts     Proceeds, before
                          Price      and Commissions      expenses, to WRIT
                         --------   -----------------     -----------------
Per note..............     100%        .125%-.750%         99.875%-99.250%
Total(1).............. $125,000,000 $156,250-$937,500 $124,843,750-$124,062,500

(1) Or the equivalent in one or more foreign or composite currencies.

     We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agents using their reasonable efforts on our behalf. We may also sell notes without the assistance of any agent.

     If we sell other securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement may be reduced.

                                --------------

Merrill Lynch & Co.

    BB&T Capital Markets
     a division of Scott & Stringfellow

           Banc One Capital Markets, Inc.

                 Deutsche Banc Alex. Brown

                       Donaldson, Lufkin & Jenrette

                             A.G. Edwards & Sons, Inc.

                                   Legg Mason Wood Walker
                                         Incorporated

                                         Salomon Smith Barney

                                --------------

         The date of this prospectus supplement is September 5, 2000.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
Risk Factors..............................................................  S-3
  Redemption may adversely affect your return on the notes................  S-3
  The trading market for the notes may be limited; many factors affect the trading value of the notes.............................................  S-3
  Notes indexed to interest rate, currency or other indices or formulas are risky because of fluctuations in the indices or formulas...........  S-3
  Our credit ratings may not reflect all risks of an investment in the notes..................................................................  S-4
Description of the Notes .................................................  S-4
United States Federal Income Taxation..................................... S-25
Plan of Distribution...................................................... S-33
Validity of the Notes..................................................... S-34

                                   Prospectus

                                                                            Page
                                                                            ----
About this Prospectus......................................................   3
Washington Real Estate Investment Trust....................................   3
Use of Proceeds............................................................   4
Ratios of Earnings to Fixed Charges and Debt Service Coverage..............   4
Description of Shares......................................................   4
Description of Common Share Warrants.......................................  11
Description of Debt Securities.............................................  12
Plan of Distribution.......................................................  29
Legal Opinions.............................................................  30
Experts....................................................................  30
Where You Can Find More Information........................................  31

                                ---------------

      You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. Neither we nor any agent referred to on the cover page of this prospectus supplement has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable pricing supplement.

                                  RISK FACTORS

      Your investment in the notes involves risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the structure of the notes, including interest rate, currency and other indices or formulas.

Redemption may adversely affect your return on the notes

      If the notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem your notes. The redemption may occur at times when prevailing interest rates are relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

The trading market for the notes may be limited; many factors affect the trading value of the notes

      We cannot assure you that a trading market for the notes will ever develop or be maintained if developed. Many factors independent of our creditworthiness may affect the trading market for and market value of the notes. These factors include:

      . the complexity and volatility of the index or formula applicable to the notes,

      . the method of calculating the principal, any premium and interest on the notes,

      .  the time remaining to the maturity of the notes,

      .  the outstanding amount of the notes,

      .  the redemption features of the notes,

      . the amount of other securities linked to the index or formula applicable to the notes, and

      .  the level, direction and volatility of market interest rates generally.

      In addition, some of the notes may be designed for specific investment objectives or strategies, and these notes often experience a more limited trading market and more price volatility. The number of buyers for these notes may be limited. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and can bear the risks that the notes may not be readily saleable and that the market value of the notes may fluctuate significantly over time.

Notes indexed to interest rate, currency or other indices or formulas are risky because of fluctuations in the indices or formulas

      An investment in notes indexed to one or more interest rate, currency or other indices or formulas involves significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that:

      .  you may receive no interest or an amount less than you expected;

      . you may receive payment of the principal and any premium at times different than you expected; and

      . you may lose all or a substantial part of the principal and any premium.

The magnitude and duration of these risks depend on a number of factors over which we have no control, including economic, financial and political events. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of some indices and formulas have been volatile, and volatility in those and other indices and formulas may continue or increase in the future. In addition, past experience with indices and formulas is not necessarily indicative of what may occur in the future.

Our credit ratings may not reflect all risks of an investment in the notes

      Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential impact of all risks related to structure, market or other factors discussed above on the value of the notes.

                            DESCRIPTION OF THE NOTES

      The notes will be issued as a series of senior debt securities under a senior indenture, dated as of August 1, 1996, as amended or supplemented from time to time, between WRIT and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as indenture trustee. We use the term debt securities in this prospectus supplement to refer to the notes and all other securities issued and issuable from time to time under WRIT's senior indenture. In the accompanying prospectus, we describe some of the terms of the debt securities and some of the provisions of the senior indenture. We describe below, and will describe in a pricing supplement, some specific terms of the notes. The descriptions in this prospectus supplement and in the accompanying prospectus are not complete and may not contain all of the information that may be important to you. To obtain further information, you should refer to the pricing supplement and the provisions of the senior indenture and the notes.

      The following description of notes will apply unless otherwise specified in an applicable pricing supplement.

Terms of the Notes

      All debt securities, including the notes, issued and to be issued under the senior indenture will be unsecured general obligations of WRIT and will rank equally with all other unsecured and unsubordinated debt of WRIT from time to time outstanding. Although WRIT's senior indenture contains financial covenants, it does not limit the aggregate principal amount of debt securities that WRIT may issue so long as the covenants are satisfied. WRIT may issue its debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by WRIT for each series. WRIT may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the senior indenture in addition to the $125,000,000 aggregate principal amount of notes offered by this prospectus supplement. As of June 30, 2000, WRIT had $210.0 million aggregate principal amount of debt securities, including notes, issued and outstanding. The aggregate principal amount of notes that may be offered and sold by this prospectus supplement will be reduced if WRIT sells other securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

      The notes will be offered on a continuing basis and will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by WRIT. The notes will be payable at stated maturity, or on any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of WRIT, repayment at the option of the holder or otherwise. We refer to the stated maturity date or any prior maturity date, as the case may be, as a "Maturity."

      Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Notes may also be issued at significant discounts from their principal amount.

      Unless otherwise indicated in the applicable pricing supplement, the notes will be denominated in United States dollars, and WRIT will make payments of principal of, and any premium and interest on, the notes in United States dollars.

      WRIT may change interest rates, interest rate formulas and other variable terms of the notes from time to time, but no change will affect any note already issued or for which WRIT has accepted an offer to purchase.

      Each note will be issued in fully registered book-entry form or certificated form, in denominations of $1,000 and integral multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depository as is identified in an applicable pricing supplement. See "--Book-Entry Notes." Registration of transfer of notes in certificated form will be made at the corporate trust office of the indenture trustee. There will be no service charge for any registration of transfer or exchange of notes, but WRIT may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges under the senior indenture not involving any transfer.

      WRIT will make payments of principal of, and any premium and interest on, notes in book-entry form through the indenture trustee to the depository or its nominee. See "--Book-Entry Notes." Unless otherwise specified in the applicable pricing supplement, a beneficial owner of notes in book-entry form that are denominated in a currency other than United States dollars (a "Specified Currency") electing to receive payments of principal or any premium or interest in that Specified Currency must notify the participant of DTC through which its interest is held. The notice must be given on or before the applicable regular record date, in the case of a payment of interest, and on or before the sixteenth day, whether or not a Business Day, as defined below, before its stated maturity, in the case of principal or premium, of the beneficial owner's election to receive all or a portion of any payment in a Specified Currency. The participant must notify the depository of any election on or before the third Business Day after the regular record date. The depository will notify the paying agent of the election on or before the fifth Business Day after the regular record date. If complete instructions are received by the participant and forwarded to the depository, and forwarded by the depository to the paying agent, on or before the relevant dates, the beneficial owner of the notes in book-entry form will receive payments in the Specified Currency.

      In the case of notes in certificated form, WRIT will make payment of principal and any premium at the Maturity of each note in immediately available funds upon presentation and surrender of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the indenture trustee in the Borough of Manhattan, The City of New York, or at any other place WRIT may designate. Payment of interest due at Maturity will be made to the person to whom payment of the principal of the note in certificated form will be made. Payment of interest due on notes in certificated form other than at Maturity will be made by check mailed to the address of the person entitled to receive payment at the address appearing in the security register. However, a holder of $10,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, having the same interest payment dates will, be entitled to receive interest payments, other than at Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the indenture trustee not less than 15 days before the applicable interest payment date. Any wire instructions received by the indenture trustee will remain in effect until revoked by the holder.

     "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law or executive order to close in The City of New York. Also, with respect to non-United States dollar-denominated notes, Business Day excludes a day on which commercial banks are authorized or required by law or executive order to close in the Principal Financial Center, as defined below, of the country issuing the Specified Currency or, if the Specified Currency is the Euro, a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System is closed. In addition, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, Business Day excludes a day that is not a London Business Day. "London Business Day" means a day on which commercial banks are open for business, including dealings in the LIBOR Currency, as defined below, in London.

     "Principal Financial Center" means, unless otherwise specified in the applicable pricing supplement,

     (1) the capital city of the country issuing the Specified Currency; or

     (2) the capital city of the country to which the LIBOR Currency relates;

provided, however, that with respect to (a) United States dollars, it means The City of New York, (b) Australian dollars, it means Sydney and (solely in the case of the Specified Currency) Melbourne, (c) Canadian dollars, it means Toronto, (d) Deutsche marks, it means Frankfurt, (e) Dutch guilders, it means Amsterdam, (f) Italian lire, it means Milan, (g) South African rand, it means Johannesburg, (h) Swiss francs, it means Zurich or (i) Portuguese escudos, it means London (solely in the case of LIBOR Currency).

Transaction Amount

     WRIT may offer notes with different interest rates depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. WRIT may offer notes with similar variable terms but different interest rates concurrently at any time. WRIT may also concurrently offer notes having different variable terms to different investors.

Redemption at the Option of WRIT

     Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund. WRIT may redeem the notes at its option before their stated maturity only if an initial redemption date is specified in the notes and in the applicable pricing supplement. If so indicated in the applicable pricing supplement, WRIT may redeem the notes at its option on any date on and after the applicable initial redemption date specified in the applicable pricing supplement. On and after any initial redemption date, WRIT may redeem the notes at any time in whole or from time to time in part at its option at the applicable redemption price referred to below together with interest on the principal of the notes payable to the redemption date, on notice given, unless otherwise specified in the applicable pricing supplement, not more than 60 nor less than 30 days before the redemption date. WRIT will redeem the notes in integral multiples of $1,000, or other minimum denomination specified in the applicable pricing supplement. But any remaining principal amount must be at least $1,000 or other minimum authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, the redemption price with respect to a note will initially mean a percentage, the initial redemption percentage, of the principal amount of the note to be redeemed specified in the applicable pricing supplement. The initial redemption percentage will decline at each anniversary of the initial redemption date by a percentage specified in the applicable pricing supplement, of the principal amount to be redeemed until the redemption price is 100% of the principal amount.

Repayment at the Option of the Holder

     If so indicated in an applicable pricing supplement, WRIT will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the holder before its stated maturity. Any repayment in part will be in an amount equal to $1,000 or integral multiples of $1,000, or other minimum denomination specified in the applicable pricing supplement. But any remaining principal amount must be at least $1,000 or other minimum authorized denomination of the applicable note. The repurchase price for any note so repurchased will be 100% of the principal amount to be repaid, together with interest on the principal of the note payable to the date of repayment. For any note to be repaid, the indenture trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the indenture trustee, not more than 60 nor less than 30 days before the optional repayment date:

      . in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed, or

      . in the case of a note in book-entry form, instructions to that effect from the applicable beneficial owner of the notes to the depository and forwarded by the depository.

Notices of elections from a holder to exercise the repayment option must be received by the indenture trustee by 5:00 p.m., New York City time, on the last day for giving such notice. Exercise of the repayment option by the holder of a note will be irrevocable.

      Only the depository may exercise the repayment option with respect to global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire repayment of all or any portion of the notes in book-entry form represented by global securities must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the indenture trustee as discussed above. To ensure that the instructions are received by the indenture trustee on a particular day, the beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the notes in book-entry form, on the depository's records, to the indenture trustee. See "--Book-Entry Notes."

      If applicable, WRIT will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules promulgated under that section and any other securities laws or regulations in connection with any repayment at the option of the holder.

      WRIT may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by WRIT may, at the discretion of WRIT, be held, resold or surrendered to the indenture trustee for cancellation.

Interest

      Each note will bear interest from the date of issue at the annual rate or, in the case of a floating rate note, in accordance with the interest rate formula stated in the applicable note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable and at Maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next regular record date to the registered holder on that date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

      Fixed Rate Notes

      Unless otherwise specified in the applicable pricing supplement, each fixed rate note will bear interest from, and including, the date of issue, at the annual rate stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date as to which interest has been paid or, if no interest has been paid with respect to the applicable fixed rate notes, from and including the date of issue to, but excluding, the related interest payment date or Maturity, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

      Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually on January 1 and July 1 of each year and at Maturity. If any interest payment date or the Maturity of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, any premium or interest will be made on the next Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or Maturity, as the case may be.

      Floating Rate Notes

      Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be:

      .  the CD Rate,

      .  the CMT Rate,

      .  the Commercial Paper Rate,

      .  the Eleventh District Cost of Funds Rate,

      .  the Federal Funds Rate,

      .  LIBOR,

      .  the Prime Rate,

      .  the Treasury Rate, or

      . any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

      A floating rate note may bear interest with respect to two or more Interest Rate Bases.

      Terms. Each applicable pricing supplement will specify the terms of the floating rate note being delivered, including:

      .  whether the floating rate note is

            -- a "Regular Floating Rate Note,"

            -- an "Inverse Floating Rate Note" or

            -- a "Floating Rate/Fixed Rate Note,"

      . the date on which interest begins to accrue on a fixed basis to Maturity, if applicable,

      .  the Fixed Interest Rate, if applicable,

      .  the Interest Rate Basis or Bases,

      .  the Initial Interest Rate,

      .  the Interest Reset Dates,

      .  the interest payment dates,

      . the Index Maturity, which is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated,

      .  the Maximum Interest Rate and Minimum Interest Rate, if any,

      . the Spread, which is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases,

      . the Spread Multiplier, which is the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate, and

      . if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency, the Index Maturity and the LIBOR Page.

      The interest rate borne by the floating rate notes will be determined as follows:

      Regular Floating Rate Notes. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, as an Inverse Floating Rate Note, as having an Addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "Regular Floating Rate Note." Except as described below or in an applicable pricing supplement, the note will bear interest at the rate determined by reference to the applicable Interest Rate
Bases:

      .  plus or minus any applicable Spread, and

      .  multiplied by any applicable Spread Multiplier.

Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; except that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

      Floating Rate/Fixed Rate Notes. If a floating rate note is designated as a "Floating Rate/Fixed Rate Note," it will bear interest at the rate determined by reference to the applicable Interest Rate Bases:

      .  plus or minus any applicable Spread, and

      .  multiplied by any applicable Spread Multiplier.

Commencing on the first Interest Reset Date, the rate at which interest on the applicable Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; except that:

      . the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and

      . the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to Maturity will be the Fixed Interest Rate, if the rate is specified in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

      Inverse Floating Rate Notes. If a floating rate note is designated as an "Inverse Floating Rate Note," except as described below or in the applicable pricing supplement, it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Bases:

      .  plus or minus any applicable Spread, and

      .  multiplied by any applicable Spread Multiplier.

However, unless otherwise specified in the applicable pricing supplement, the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the applicable Inverse Floating Rate Note will be payable will be reset as of each Interest Reset Date; except that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

      Each Interest Rate Basis will be the rate determined in accordance with the applicable provisions below. Except as described above, the interest rate in effect on each day will be:

      . if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date, as defined below, immediately preceding the applicable Interest Reset Date; or

      . if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding that Interest Reset Date.

      Interest Reset Dates. The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable pricing supplement, the Interest Reset Date will be, in the case of floating rate notes that reset:

      .  daily -- each Business Day;

      . weekly -- the Wednesday of each week, with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below;

      . monthly -- the third Wednesday of each month, with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

      . quarterly -- the third Wednesday of March, June, September and December of each year;

      . semiannually -- the third Wednesday of the two months specified in the applicable pricing supplement; and

      . annually -- the third Wednesday of the month specified in the applicable pricing supplement;

except that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable date on which interest on a fixed rate basis begins to accrue.

      If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, then the Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable Interest Rate Basis if the Interest Determination Date would otherwise fall on an Interest Reset Date, then the applicable Interest Reset Date will be postponed to the next succeeding Business Day.

      Maximum and Minimum Interest Rates. A floating rate note may also have either or both of the following:

      . a Maximum Interest Rate, which is a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period, and

      . a Minimum Interest Rate, which is a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period.

      The senior indenture is, and any notes issued under the senior indenture will be, governed by and construed in accordance with the laws of the State of New York. The interest rate on the notes will not be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While WRIT believes that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. We suggest that prospective investors consult their personal advisors with respect to the applicability of these laws. WRIT has agreed for the benefit of the beneficial owners of the notes, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a beneficial owner of the notes.

      Interest Payments. The applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the note until the principal of the note is paid or otherwise made available for payment. Except as described below or in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

      . daily, weekly or monthly -- the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

      . quarterly -- the third Wednesday of March, June, September and December of each year;

      . semiannually -- the third Wednesday of the two months of each year specified in the applicable pricing supplement;

      . annually -- the third Wednesday of the month of each year specified in the applicable pricing supplement; and

      .  at Maturity.

      If any interest payment date for any floating rate note, other than an interest payment date at Maturity, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next succeeding day that is a Business Day except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, any premium and interest will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

      All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in
or resulting from any calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

      Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date with respect to which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the related interest payment date or Maturity.

      With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

      . In the case of notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

      . In the case of notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

      . The interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable pricing supplement applied.

      Interest Determination Dates. The interest rate applicable to each interest reset period commencing on the Interest Reset Date with respect to that interest reset period will be the rate determined as of the applicable "Interest Determination Date."

      . The Interest Determination Date with respect to the Federal Funds Rate and the Prime Rate will be the Business Day immediately preceding each Interest Reset Date.

      . The Interest Determination Date with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate will be the second Business Day immediately preceding each Interest Reset Date.

      . The Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below.

      . The Interest Determination Date with respect to LIBOR will be the second London Business Day preceding each Interest Reset Date.

      . The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be the preceding Friday.

      . The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day that is at least two Business Days before the applicable Interest Reset Date for the applicable floating rate note on which each Interest Reset Basis is determinable.

      Calculation Date. Unless otherwise provided in the applicable pricing supplement, Bank One Trust Company, N.A. will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

      . the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day or

      . the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

      CD Rate. CD Rate Notes will bear interest at the rates, calculated with reference to the CD Rate and any Spread or Spread Multiplier specified in the applicable CD Rate Notes and in any applicable pricing supplement.

      "CD Rate" means:

          (1) the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement published in H.15(519), as defined below, under the caption "CDs (secondary market)", or

          (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, as defined below, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)", or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the applicable Interest Determination Date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the agents or their affiliates) selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money market banks for negotiable United States certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time, or

          (4) if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3), the CD Rate in effect on the applicable Interest Determination Date.

      "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

      "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

      CMT Rate. CMT Rate Notes will bear interest at the rates, calculated with reference to the CMT Rate and any Spread or Spread Multiplier specified in the applicable CMT Rate Notes and in any applicable pricing supplement.

    "CMT Rate" means:

    (1) if CMT Telerate Page 7051 is specified in the applicable pricing supplement:

          (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc. (or any successor service) on page 7051 (or any other page as may replace the specified page on that service) ("Telerate Page 7051"), for the particular Interest Determination Date, or

          (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the particular Interest Determination Date as published in H.15(519) under the caption "Treasury Constant Maturities", or

          (c) if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the particular Interest Determination Date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

          (d) if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three leading primary United States government securities dealers in The City of New York (which may include the agents or their affiliates) (each, a "Reference Dealer"), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

          (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

          (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

          (g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

          (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date.

    (2) if CMT Telerate Page 7052 is specified in the applicable pricing supplement:

          (a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption "Treasury Constant Maturities", as the yield is displayed on Bridge Telerate, Inc. (or any successor service) (on page 7052 or any other page as may replace the specified page on that service) ("Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

          (b) if the rate referred to in clause (a) does not so appear on Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the week or month, as applicable, preceding the particular Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities," or

          (c) if the rate referred to in clause (b) does not so appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at "constant maturity" having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

          (d) if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

          (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

          (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at the time, or

          (g) if fewer than five but more than two prices referred to in clause (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

          (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that Interest Determination Date.

      If two United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

      Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the rates, calculated with reference to the Commercial Paper Rate and any Spread or Spread Multiplier specified in the applicable Commercial Paper Rate Notes and in any applicable pricing supplement.

      "Commercial Paper Rate" means:

          (1) the Money Market Yield, as defined below, on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Commercial Paper-
    Nonfinancial", or

          (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Money Market Yield of the rate on the applicable Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper- Nonfinancial", or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include the agents or their affiliates, selected by the calculation agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization, or

          (4) if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the applicable Interest Determination Date.

      "Money Market Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

            Money Market Yield =    D x 360          x   100
                                 -------------
                                 360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

      Eleventh District Cost of Funds Rate. Eleventh District Cost of Funds Rate Notes will bear interest at the rates, calculated with reference to the Eleventh District Cost of Funds Rate and any Spread or Spread Multiplier specified in the applicable Eleventh District Cost of Funds Rate Notes and in any applicable pricing supplement.

      "Eleventh District Cost of Funds Rate" means:

          (1) the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the applicable Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. or any successor service on page 7058 or any other page as may replace the specified page on that service ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date, or

          (2) if the rate referred to in clause (1) does not so appear on Telerate Page 7058, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the applicable Interest Determination Date, or

          (3) if the Federal Home Loan Bank of San Francisco fails to announce the Index on or prior to the applicable Interest Determination Date for the calendar month immediately preceding the applicable Interest Determination Date, the Eleventh District Cost of Funds Rate in effect on the applicable Interest Determination Date.

      Federal Funds Rate. Federal Funds Rate Notes will bear interest at the rates, calculated with reference to the Federal Funds Rate and any Spread or Spread Multiplier specified in the applicable Federal Funds Rate Notes and in any applicable pricing supplement.

      "Federal Funds Rate" means:

          (1) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)" and displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace the specified page on that service ("Telerate Page 120"), or

          (2) if the rate referred to in clause (1) does not so appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for United States dollar federal funds published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective Rate)", or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agents or their affiliates, selected by the calculation agent before 9:00 A.M., New York City time, on the applicable Interest Determination Date, or

          (4) if the brokers so selected by the calculation agent are not quoting as mentioned in clause (3), the Federal Funds Rate in effect on the applicable Interest Determination Date.

    LIBOR. LIBOR Notes will bear interest at the rates, calculated with reference to LIBOR and any Spread or Spread Multiplier specified in the applicable LIBOR Notes and in any applicable pricing supplement.

    "LIBOR" means:

          (1) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appears on the LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

          (2) if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates, calculated by the calculation agent, or the offered rate, if the LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appear or appears, as the case may be, on the LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

          (3) if fewer than two offered rates appear, or no rate appears, as the case may be, on the applicable Interest Determination Date on the LIBOR Page as specified in clause (1) or (2), as applicable, the rate calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks (which may include affiliates of the Agents), in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

          (4) if fewer than two offered quotations referred to in clause (3) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the applicable Interest Determination Date by three major banks (which may include affiliates of the Agents), in that Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

          (5) if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), LIBOR in effect on the applicable Interest Determination Date.

    "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

    "LIBOR Page" means either:

            if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

            if "LIBOR Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

    Prime Rate. Prime Rate Notes will bear interest at the rates, calculated with reference to the Prime Rate and any Spread or Spread Multiplier specified in the applicable Prime Rate Notes and in any applicable pricing supplement.

    "Prime Rate" means:

          (1) the rate on the applicable Interest Determination Date as published in H.15(519) under the caption "Bank Prime Loan", or

          (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Bank Prime Loan", or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page, as defined below, as the applicable bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on that Interest Determination Date, or

          (4) if fewer than four rates referred to in clause (3) are so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent on the applicable Interest Determination Date as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks, which may include affiliates of the agents, in The City of New York selected by the calculation agent, or

          (5) if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the applicable Interest Determination Date.

    "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service or any successor service on the "US PRIME 1" page or any other page as may replace that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

    Treasury Rate. Treasury Rate Notes will bear interest at the rates, calculated with reference to the Treasury Rate and any Spread or Spread Multiplier specified in the applicable Treasury Rate Notes and in any applicable pricing supplement.

    "Treasury Rate" means:

          (1) the rate from the auction held on the applicable Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. or any successor service on page 56 or any other page as may replace that page on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page 57"), or

          (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield, as defined below, of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High", or

          (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

          (4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

          (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market", or

          (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the agents or their affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

          (7) if the dealers so selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the applicable Interest Determination Date.

    "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

            Bond Equivalent Yield =      D x N      x  100
                                     -------------
                                     360 - (D x M)
where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Other/Additional Provisions; Addenda

    Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified as specified under "Other/Additional Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

Remarketed Notes

    From time to time, WRIT may offer notes ("Remarketed Notes") bearing interest initially at the rate and through the date specified in the applicable pricing supplement (the "Initial Interest Rate Period"). Thereafter, each Remarketed Note will bear interest at rates established by a remarketing agent selected by WRIT as specified in the applicable pricing supplement. If WRIT issues Remarketed Notes, it will enter into a remarketing agreement with each remarketing agent. Further information concerning additional terms and provisions of Remarketed Notes will be specified in the applicable pricing supplement.

Discount Notes

    WRIT may from time to time offer notes ("Discount Notes") that have an Issue Price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof (i.e., par) by more than a percentage equal to the product of 0.25% and the number of full years to the stated maturity date. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a Discount Note and par is referred to as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of a Discount Note will be equal to the sum of:

    . the issue price (increased by any accruals of Discount) and, in the event of any redemption of the applicable Discount Note, if applicable, multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable); and

    . any unpaid interest accrued on the Discount Notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

For purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, a Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between interest payment dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the Discount Note and an assumption that the maturity of a Discount Note will not be accelerated. If the period from the date of issue to the first interest payment date for a Discount Note (the "Initial Period") is shorter than the compounding period for the Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Federal Income Taxation."

Amortizing Notes

      WRIT may from time to time offer notes ("Amortizing Notes"), with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement. A table setting forth repayment information with respect to each Amortizing Note will be included in the applicable note and in the applicable pricing supplement.

Linked Notes

      WRIT may from time to time offer notes ("Linked Notes") the principal value of which at Maturity will be determined by reference to:

          (a) one or more equity or debt securities, including, but not limited to, the price or yield of the securities,

          (b) any statistical measure of economic or financial performance, including, but not limited to, any currency, consumer price or mortgage index, or

          (c) the price or value of any commodity or any other item or index or any combination,

(collectively, the "Linked Securities"). The payment or delivery of any consideration on any Linked Note at Maturity will be determined by the decrease or increase, as applicable, in the price or value of the applicable Linked Securities. The terms of and any additional considerations, including any material tax consequences, relating to any Linked Notes will be described in the applicable pricing supplement.

Book-Entry Notes

      Description of the Global Securities

      Upon issuance, all notes in book-entry form having the same date of issue, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (the "Global Notes"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company, as depository, and registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for notes in certificated form, no Global Note may be transferred except as a whole (a) by the depository to a nominee of the depository, (b) by a nominee of the depository to the depository or another nominee of the depository or (c) by the depository or any nominee to a successor of the depository or a nominee of the successor.

      DTC Procedures

      The depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., the depository's partnership nominee. One fully registered Global Note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of the issue, and will be deposited with the depository. If, however, the aggregate principal amount of any issue exceeds $400,000,000, one Global Note will be issued with respect to each $400,000,000 of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of the issue.

      The depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and other organizations. The depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depository's system is also available to others such as securities brokers and dealers (including the agents), banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depository and its participants are on file with the SEC.

      Purchasers of notes in book-entry form under the depository's system must be made by or through direct participants, which will receive a credit for those notes in book-entry form on the depository's records. The ownership interest of each actual purchaser of each note in book-entry form represented by a Global Note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners in book-entry form will not receive written confirmation from the depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a Global Note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests unless use of the book-entry system for such notes in book-entry form is discontinued.

      To facilitate subsequent transfers, all Global Notes representing notes in book-entry form that are deposited with, or on behalf of, the depository are registered in the name of the depository's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the Global Notes representing the notes in book-entry form; the depository's records reflect only the identity of the direct participants to whose accounts the notes in book-entry form are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither the depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the notes in book-entry form. Under its usual procedures, the depository mails an omnibus proxy to WRIT as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

      WRIT will make principal, any premium and interest payments on the Global Notes representing the notes in book-entry form in immediately available funds to the depository. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their holdings shown on the depository's records unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the applicable participant and not of the depository, the indenture trustee or WRIT, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, any premium and interest to the depository is the responsibility of WRIT and the indenture trustee. Disbursement of payments to direct participants will be the responsibility of the depository. Disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

      If applicable, redemption notices will be sent to Cede & Co. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, the depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

      A beneficial owner must give notice of any option to elect to have its notes in book-entry form repaid by WRIT, through its participant, to the indenture trustee, and will effect delivery of the applicable notes in book-entry form by causing the direct participant to transfer the participant's interest in the Global Note notes in book-entry form, on the depository's records, to the indenture trustee.

      The depository may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to WRIT or the indenture trustee. If a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

      WRIT may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

      The laws of some states may require that some purchasers of securities take physical delivery of securities in certificated form. These limits and laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

      So long as the depository, or its nominee, is the registered owner of a Global Note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture. Except as described below, beneficial owners of a Global Note will not be entitled to have the notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in certificated form and will not be considered the owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. WRIT understands that under existing industry practices, if WRIT requests any action of holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a holder is entitled to give or take under the indenture, the depository would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

      Exchange for Notes in Certificated Form

      If:

          (a) the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by WRIT within 60 days,

          (b) WRIT executes and delivers to the indenture trustee an order to the effect that the Global Notes will be exchangeable, or

          (c) an Event of Default has occurred and is continuing with respect to the notes,

the Global Note or Global Notes will be exchangeable for notes in certificated form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The certificated notes will be registered in the name or names as the depository instructs the indenture trustee. We expect that instructions may be based upon directions received by the depository from participants with respect to ownership of beneficial interests in Global Notes.

      The information in this section concerning the depository and the depository's system has been obtained from the depository and other sources that WRIT believes are reliable, but WRIT takes no responsibility for the accuracy of the information.

                     UNITED STATES FEDERAL INCOME TAXATION

      The following summary of United States Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

      As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes:

          (1) a citizen or resident of the United States,

          (2) a corporation, including an entity treated as a corporation for United States Federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia,

          (3) a partnership, including an entity treated as a partnership for United States Federal income tax purposes, created or organized under the laws of the United States, any state of the United States or the District of Columbia; however, the Treasury is authorized, but as of the date of this prospectus supplement has not provided public notice of an intention, to adopt regulations that would provide different rules for determining whether partnerships, and entities treated as partnerships, formed or created after public notice of the contents of the regulations are to be classified as a U.S. Holder,

          (4) an estate whose income is subject to United States Federal income tax regardless of its source,

          (5) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

          (6) any other person whose income or gain with respect to a note is effectively connected with the conduct of a United States trade or business.

Some trusts not described in clause (5) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used in this prospectus supplement, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. Holders

      Payments of Interest. Payments of interest on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time the payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting; however, as discussed in the following section, special rules apply to notes with a maturity of more than one year that are treated for U.S. Federal income tax purposes as having been issued with original issue discount.

      Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount, which we refer to as "Discount Notes." The following summary is based upon current Treasury regulations, which we refer to as the "OID Regulations," under the original issue discount provisions of the Code.

      For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price; however, if the excess is less than a de minimis amount, the original issue discount is deemed to be zero. For these purposes, a de minimis amount is generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than "qualified stated interest", as defined below, prior to maturity, multiplied by the weighted average maturity of the note. The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The rules for determining a note's "qualified stated interest" are different for the Fixed Rate Notes and the Floating Rate Notes, which we refer to in this Original Issue Discount discussion as "Variable Notes."

      Determining qualified stated interest with respect to a Fixed Rate
Note. In the case of a Fixed Rate Note, "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually at a single fixed rate. For example, if a Fixed Rate Note provided for interest in some years at the annual rate of 4% payable annually and in other years at the annual rate of 6% payable annually, the qualified stated interest would be 4% annually and the amounts by which the 6% interest payments exceeded interest calculated at 4% would be part of the stated redemption price at maturity.

      Under the general rule, a Fixed Rate Note with an "interest holiday" or a "teaser rate" would almost always have original issue discount in excess of a de minimis amount, because only a portion, in the case of a teaser rate, or none, in the case of an interest holiday, of the stated interest would be qualified stated interest. To alleviate this problem, the OID Regulations provide a special rule for determining whether the redemption price at maturity of such a note exceeds its issue price by more than the de minimis amount. This special rule applies if (a) all of the stated interest on a note would be qualified stated interest but for the fact that for one or more accrual periods, the teaser or holiday period, the interest rate is below the rate applicable for the remaining term of the note, and (b) under the general rule, the original issue discount would exceed the de minimis amount. In those cases, for purposes of applying the de minimis test, the note's stated redemption price at maturity is deemed to be its issue price plus the greater of (a) the additional interest that would have been required to have been paid during the holiday or teaser period in order for all stated interest to be qualified stated interest or (b) the excess of the note's stated principal amount over its issue price.

      Determining qualified stated interest with respect to a Variable
Note. Under the OID Regulations, Variable Notes are classified as either variable rate debt instruments or as contingent payment debt instruments. Special rules apply to contingent payment debt instruments and are described later in this discussion under the heading "contingent payment debt instruments."

      Under the OID Regulations, a Variable Note will qualify as a "variable rate debt instrument" if

      . its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and

      . it provides for stated interest, paid or compounded at least annually, at current values of:

         .  one or more qualified floating rates,

         .  a single fixed rate and one or more qualified floating rates,

         .  a single objective rate, or

         . a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      A "qualified floating rate" is any variable rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note -- e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date -- will be treated as a single qualified floating rate.

      Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a restriction on the maximum stated interest rate, i.e., a cap, or the minimum stated interest rate, i.e., a floor, may, under some circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless the cap or floor is fixed throughout the term of the note.

      An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer or a related party or that is unique to the circumstances of the issuer or a related party, such as dividends, profits, or the value of the issuer's stock. However, a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer.

      A "qualified inverse floating rate" is any objective rate where the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

      The OID Regulations also provide that (a) if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and (b) if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate -- e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points -- then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

      If a Variable Note is a variable rate debt instrument and has a single qualified floating rate or a single objective rate and the interest is payable at least annually in cash or property other than debt instruments of the issuer, all stated interest is qualified stated interest. Accordingly, the Variable Note will only have original issue discount if its stated principal amount exceeds its issue price by more than a de minimis amount. If the Variable Note does have original issue discount, then, for purposes of determining the amount of original issue discount applicable to a particular tax period, the Variable Note is converted to an "equivalent" fixed rate debt instrument. This is done by substituting a fixed rate for the floating or objective rate. In the case of a qualified floating rate or a qualified inverse floating rate, the substituted fixed rate is the value of the rate as of the debt instrument's issue date. In the case of an objective rate, other than a qualified inverse floating rate, the substituted fixed rate is a rate that reflects the yield reasonably expected for the Variable Note.

      If a Variable Note is a variable rate debt instrument and does not have a single qualified floating rate or a single objective rate with all interest payable at least annually in cash or property other than debt instruments of the borrower, the qualified stated interest is determined by converting the Variable Note to an "equivalent" fixed rate debt instrument. This is done by substituting fixed rates for each variable or objective rate and then determining what amount of the stated interest payments would be qualified stated interest under the rules applicable to a Fixed Rate Note. In the case of a qualified floating rate or a qualified inverse floating rate, the substituted fixed rate is the value of the rate as of the Variable Note's issue date. In the case of an objective rate, other than a qualified inverse floating rate, the substituted fixed rate is a rate that reflects the yield reasonably expected for the Variable Note.

      In the case of a Variable Note, qualifying as a "variable rate debt instrument," that provides for stated interest at either one or more qualified floating rates or a qualified inverse floating rate and in addition provides for stated interest at a single fixed rate -- other than a fixed rate which is within 0.25 basis points of the variable rate and applies for a period of no more than one year commencing with the issuance of the note -- the fixed rate is initially converted into a qualified floating rate, or a qualified inverse floating rate if the Variable Note provides for a qualified inverse floating rate, which would have caused the Variable Note to have a fair market value approximately equal to the Variable Note's actual fair market value as of its issue date. After converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

      Determining the amount of original issue discount to be recognized as interest income in a particular tax period. Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time the payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder of a Discount Note with a maturity date more than one year from the date of issue must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to the income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year, or portion of the taxable year, on which the U.S. Holder held the Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between

    . the product of the Discount Note's adjusted issue price at the beginning of the accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period and

    . the amount of any qualified stated interest payments allocable to the accrual period.

The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

      In the case of a Variable Note, the calculations of original discount allocable to an accrual period are made by reference to the "equivalent" fixed rate instrument. If the interest actually accrued or paid during an accrual period differs from the interest assumed to be paid or accrued with respect to the "equivalent" fixed rate instrument, (a) the difference is an adjustment to the qualified stated interest for the accrual period to the extent it is reflected in the amount of interest actually paid in the period and (b) any balance is an adjustment to the original interest discount allocable to the accrual period.

      U.S. Holders may generally elect to include in income all interest --including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium--that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to some limitations and exceptions. Premiums and market discount are described below under the caption "--Consequences of Purchasing a Note for a Price Other Than Its
Adjusted Issue Price."

      Notes subject to special rules.

      Notes with put or call options. WRIT may issue notes that: (a) are redeemable at the option of WRIT before their stated maturity, a "call option,"
(b) are repayable at the option of the holder before their stated maturity, a "put option," or (c) have both a call option and a put option. Notes containing a call option or a put option may be subject to rules that differ from the general rules discussed above. Investors considering purchasing notes with those features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the notes.

      Contingent payment debt instruments. If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. In general, under the Treasury regulations governing contingent payment debt obligations, the "CPDI Regulations," a U.S. Holder of a contingent payment debt instrument is required to include future contingent and noncontingent interest payments in income as the interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss depending upon the circumstances. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement.

      Foreign-Currency Notes. The United States Federal income tax consequences of the purchase, ownership and disposition of notes providing for payments denominated in a currency other than U.S. dollars will be described in the applicable pricing supplement.

      Short-Term Notes. Although notes that have a fixed maturity of one year or less from their date of issue, "Short-Term Notes," may be treated as having been issued with original issue discount, a cash method U.S. Holder generally is not required to accrue the original issue discount unless the U.S. Holder elects to do so. Unless that election is made, any gain recognized by the cash method U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method, based on daily compounding, through the date of sale or maturity. A portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized or the Short-Term Note is disposed of. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and some other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method, based on daily compounding.

      Consequences of Purchasing a Note for a Price Other Than Its Adjusted Issue Price.

      Market Discount. If a U.S. Holder purchases a Discount Note for an amount that is less than its adjusted issue price as of the purchase date or purchases a note other than a Discount Note for an amount that is less than its stated redemption price at maturity, the U.S. Holder will be treated as having purchased the note at a "market discount," unless the market discount is less than a specified de minimis amount, generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from the purchase date.

      Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment, or, in the case of a Discount Note, any payment that does not constitute qualified stated interest, on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

      . the market discount that has not previously been included in income and is treated as having accrued on the note at the time of the payment or disposition, or

      . in the case of a disposition, the realized gain and, in all other cases, the amount of the payment.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

      A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount.

      A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or semiannual compounding basis, in which case the rules described above regarding (a) the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of cash payments and
(b) the deferral of interest deductions will not apply. Generally, the currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

      The Market Discount rules do not apply to Short Term Notes, as defined above.

      Premium. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder (a) is not required to include original issue discount in income and (b) will be considered to have purchased the note with "amortizable bond premium" equal in amount to the excess. A U.S. Holder may elect to amortize the premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included with respect to the note during any taxable year by the amortized amount of the excess for the taxable year. However, if the note may be redeemed at WRIT's option after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

      A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which a U.S. Holder must include in its gross income with respect to the Discount Note for any taxable year, or portion of a taxable year in which the U.S. Holder holds the Discount Note, will be reduced, but not below zero, by the portion of the acquisition premium properly allocable to the period.

      Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, other than amounts representing accrued and unpaid interest, and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's initial investment in the note increased by any original issue discount included in income, and any accrued market discount if the U.S. Holder has included such market discount in income, and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. The gain or loss generally will be long-term capital gain or loss if the note was held for more than one year. Long-term capital gains of individuals are subject to reduced capital gain rates while short-term capital gains are subject to ordinary income rates. The deductibility of capital losses is subject to limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Non-U.S. Holders

      A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, any premium or interest, including any original issue discount, on a note, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of WRIT, a controlled foreign corporation related to WRIT or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment before payment to a non-U.S. Holder, the "Withholding Agent," must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (1) is signed by the beneficial owner of the note under penalties of perjury, (2) certifies that the beneficial owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 BEN or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If a note is held through a securities clearing organization or some other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, the signed statement must be accompanied by a copy of the IRS Form W-8 BEN or the substitute form provided by the beneficial owner to the organization or institution. A non-U.S. Holder who is not exempt from United States Federal income taxes under the rules described above will be subject to tax withholding at a rate of 30%, or, if a lower rate is provided for in an applicable income tax treaty, at the lower treaty rate.

      The Treasury has issued new regulations that make modifications to the withholding, backup withholding and information reporting rules. The new regulations attempt to unify certification requirements and modify reliance standards. The new regulations will generally be effective for payments made after December 31, 2000, subject to transition rules. Prospective investors should consult their own tax advisors regarding the new regulations.

      Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount that constitutes capital gain upon retirement or disposition of a note, if the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Some other exceptions also may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

      The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of WRIT or, at the time of the individual's death, payments with respect to the notes would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup Withholding

      Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made with respect to the notes to registered owners who are not "exempt recipients" and who fail to provide specified identifying information, such as the registered owner's taxpayer identification number, in the required manner.

      Generally, individuals are not exempt recipients, whereas corporations and some other entities generally are exempt recipients. Payments made with respect to the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a note to or through a broker, the broker must withhold 31% of the entire purchase price, unless either:

      . the broker determines that the seller is a corporation or other exempt recipient or

      . the seller provides, in the required manner, specified identifying information and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder and other conditions are met.

A sale of a note to or through a broker must also be reported by the broker to the IRS, unless either:

      .  the broker determines that the seller is an exempt recipient or

      . the seller certifies its non-U.S. status and some other conditions are met.

Certification of the registered owner's non-U.S. status normally is made on an IRS Form W-8 or IRS Form W-8 BEN under penalties of perjury, although in some cases it may be possible to submit other documentary evidence. In addition, prospective U.S. Holders should consult their own tax advisors with respect to the new withholding regulations. See "United States Federal Income Taxation-- Non-U.S. Holders."

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner's United States Federal income tax if the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

      WRIT is offering the notes on a continuing basis for sale to or through the agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BB&T Capital Markets/Scott & Stringfellow, Inc., Banc One Capital Markets, Inc., Deutsche Bank Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, A.G. Edwards & Sons, Inc., Legg Mason Wood Walker, Incorporated and Salomon Smith Barney Inc. The agents, individually or in a syndicate, may purchase notes, as principal, from WRIT from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent, or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. However, we may agree with an agent for that agent to utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount thereof , unless otherwise specified in the applicable pricing supplement. WRIT will pay a commission to an agent, ranging from .125% to .750% of the principal amount of each note, depending upon its stated maturity, sold through that agent as our agent. WRIT will negotiate commissions with respect to notes with stated maturities in excess of 30 years that are sold through an agent as our agent at the time of the related sale. In addition, we estimate our expenses incurred in connection with the offering and sale of the notes, including reimbursement of certain of the agents' expenses, total approximately $250,000.

      Unless otherwise specified in the applicable pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a note of identical maturity. An agent may sell notes it has purchased from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with that purchase. An agent may allow, and dealers may reallow, a discount to certain other dealers. After the initial offering of notes, the offering price (in the case of notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

      WRIT reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject offers, in whole or in part, whether placed directly with WRIT or through an agent. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

      Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of your notes in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of Notes--Terms of the Notes."

      Upon issuance, the notes will not have an established trading market. Unless specified in the applicable pricing supplement, WRIT will not list the notes on any securities exchange. The agents may from time to time purchase and sell notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that a secondary market for the notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the agents may make a market in the notes, but the agents are not obligated to do so and may discontinue any market-making activity at any time.

     In connection with an offering of notes purchased by one or more agents as principal on a fixed offering price basis, the applicable agents will be permitted to engage in certain transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If those agents create a short position in notes, i.e., if they sell notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these type of purchases.

     Neither WRIT nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither WRIT nor any agent makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. WRIT has agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect thereof. WRIT has agreed to reimburse the agents for specified expenses.

     In the ordinary course of its business, the agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates.

     Banc One Capital Markets, Inc. is an affiliate of the indenture trustee, Bank One Trust Company, N.A.

     From time to time, WRIT may sell other securities referred to in the accompanying prospectus, and the amount of notes offered hereby may be reduced as a result of these sales.

     The notes will be distributed in accordance with the requirements in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for WRIT by Arent Fox Kintner Plotkin & Kahn, PLLC, Washington, D.C. David M. Osnos, a trustee of WRIT, is a member of Arent Fox Kintner Plotkin & Kahn, PLLC. Vinson & Elkins L.L.P., Washington, D.C., will act as counsel to the agents.

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                                  $125,000,000

                                 [LOGO OF WRIT]

                    Washington Real Estate Investment Trust

                          Medium-Term Notes, Series B
                            Due Nine Months or More
                               From Date of Issue

                       --------------------------------
                             PROSPECTUS SUPPLEMENT
                       --------------------------------

                              Merrill Lynch & Co.

                              BB&T Capital Markets
                       a division of Scott & Stringfellow

                         Banc One Capital Markets, Inc.

                           Deutsche Banc Alex. Brown

                          Donaldson, Lufkin & Jenrette

                           A.G. Edwards & Sons, Inc.

                             Legg Mason Wood Walker
                                   Incorporated

                              Salomon Smith Barney

                               September 5, 2000

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